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                         SERVICE FACILITIES AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of April, 1987, by and between Security Distributors, Inc., and Security Benefit Life Insurance Company, both Kansas corporations.

WITNESSETH:

WHEREAS, Security Distributors, Inc. is a wholly-owned subsidiary of Security Management Company, which is a wholly-owned subsidiary of Security Benefit Group, Inc., which in turn is a wholly-owned subsidiary of Security Benefit Life Insurance Company; and

WHEREAS, one of the purposes of Security Distributors, Inc., is to act as a broker/dealer and principal underwriter pursuant to the requirements of the Securities Act of 1934 for the offering and selling of Variable Annuity Contracts and Variable Life Insurance Policies to be issued by Security Benefit Life Insurance Company for investment in the various SBL Variable Annuity and Variable Life Separate Accounts; and

WHEREAS, because Security Benefit Life Insurance Company has facilities for the handling of the recordkeeping and other related administrative duties of Security Distributors, Inc. pertaining to the sale of Variable Annuity Contracts and Variable Life Insurance Policies;

NOW, THEREFORE, IT IS MUTUALLY AGREED between Security Distributors, Inc. and Security Benefit Life Insurance Company, both Kansas corporations, that for and in consideration of the principal underwriting and broker/dealer services rendered and to be rendered by Security Distributors, Inc. relating to Security Benefit Life Insurance Company's Variable Annuity and Variable Life operations, Security Benefit Life Insurance Company convenants and agrees that it will furnish services and facilities to Security Distributors, Inc. as hereinafter set forth:

1. Administrative and clerical personnel as may be needed from time to time to properly carry out the functions and duties of Security Distributors, Inc. relating to the Variable Annuity and Variable Life operations.

2. Maintain all books and records of Security Distributors, Inc. in connection with persons offering and selling Variable Annuity Contracts and Variable Life Insurance Policies funded by various separate accounts of Security Benefit Life Insurance Company who are licensed as insurance agents of Security Benefit Life Insurance Company and are also Registered Representatives of independent broker/dealers which have Selling Agreements with Security Distributors, Inc. Such books and records to be maintained and preserved in conformity with the requirements of Rule 17(a)-3 and 17(a)-4 of the Securities Act of 1934 to the extent that such requirements are applicable to Variable Annuity Contracts and Variable Life Insurance Policies.

3. All such books and records are to be maintained and held by Security Benefit Life Insurance Company on behalf of and as agent for Security
     Distributors, Inc. and such books and records shall remain the sole property of Security Distributors, Inc.

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4.   Such books and records  shall at all times be subject to  inspection by the
     Securities and Exchange Commission in accordance with Section 17(a) of the Securities Act of 1934 and the National Association of Securities Dealers, Inc.

5. It is further understood and agreed that the making of any payments by Security Benefit Life Insurance Company to registered representatives of independent broker/dealers which have Selling Agreements with Security Distributors, Inc. are performed as purely as administerial service and that the records in respect thereof are properly reflected on the books and records maintained by or for Security Distributors, Inc.

6. Since the crediting of a payment made by a participant (applicant of owner) of a Variable Annuity Contract or by an owner of a Variable Life Insurance Policy on the books and records maintained by or for Security Distributors, Inc. constitutes the sale of a security, and, therefore, a "transaction" as that term is used in Rule 15(c) 1-4 under the Securities Act of 1934, a confirmation for each such transaction will be sent to the participant at or before the completion of the transaction, and such confirmation shall reflect the facts of the transaction, and the form thereof will show that it is being sent on behalf of Security Distributors, Inc. and acting in the capacity of agent for Security Benefit Life Insurance Company.

7. Security Distributors, Inc. has and does assume full responsibility for the securities activities of all persons associated with it who are engaged directly or indirectly in the Variable Annuity and/or Variable Life operation of Security Benefit Life Insurance Company, each such person being a "person associate" of Security Distributors, Inc. as defined in
     Section 3(a)-18 of the Securities Act of 1934, and, therefore, a person for whom Security Distributors, Inc. has full responsibility in connection with training, supervision and control as contemplated by Section 15(b)(5)(E) of the Securities Act of 1934, provided, however, Security Distributors, Inc. shall not be responsible for persons not associated with it that are registered broker/dealers or who are offering or selling Variable Annuity Contracts or Variable Life Policies and are affiliated and registered with a broker/dealer for such purposes.

ANY CHANGES in this Agreement shall be mutually agreed to by both parties and shall be in writing.

THIS AGREEMENT shall be in effect as of April 1, 1987, and shall remain in effect until otherwise terminated by either party upon thirty (30) days written notice to the other party at that party's last known address as reflected on the records of the terminating party.

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IN WITNESS WHEREOF,  the parties by their duly authorized officers have executed this Agreement on this 1st day of April, 1987.

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:  ARCHIE R. DYKES
    ---------------------------------------------
     Archie R. Dykes, President

ATTEST:

ROGER K. VIOLA
-------------------------------------------------
Roger K. Viola, General Counsel and Secretary

SECURITY DISTRIBUTORS, INC.

By:  WINSLOW H. ADAMS
    ---------------------------------------------
     Winslow H. Adams, President

ATTEST:

BARBARA W. RANKIN
-------------------------------------------------
Barbara W. Rankin, Secretary

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